UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest reported event): May 31, 2012

POSTROCK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Commission File No. 001-34635

Delaware	27-0981065
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
210 Park Avenue Oklahoma City, Oklahoma	73102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (405) 600-7704

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 31, 2012 and effective June 1, 2012, PostRock Energy Services Corporation (“PESC”) and PostRock MidContinent Production, LLC (collectively with PESC, the “Borrowers”), subsidiaries of PostRock Energy Corporation (the “Company”), entered into an amendment of the Second Amended and Restated Credit Agreement, dated September 21, 2010 (as amended, the “Credit Agreement”), among the Borrowers and Royal Bank of Canada, as administrative agent and collateral agent (“Agent”), and the lenders party thereto (the “Lenders”). Effective as of June 1, 2012, the borrowing base under the Credit Agreement is $176 million, a decrease of $24 million from the prior borrowing base. At May 31, 2012, with $164.9 million of outstanding borrowings and $1.6 million of outstanding letters of credit, there was $166.5 million utilized under the Credit Agreement. The Company had $0.3 million of cash on hand as of May 31, 2012. In addition, the amendment provides the following, among other things:

•

as long as the total outstanding borrowings exceed the target amount which, at the time of the amendment effective date, is $120 million (the “Target Amount”), (1) the Borrowers will be required to pay additional interest at a rate of 1.5% per year on the excess and (2) the $176 million borrowing base will be reduced on a monthly basis by $1 million until the earlier of September 30, 2012 and the date that the borrowing base has been reduced to an amount equal to or less than the Target Amount;

•

PESC has pledged its 100% equity interest in PostRock KPC Pipeline, LLC (“KPC”) to the Agent for the benefit of the Lenders; KPC has guaranteed the indebtedness under the Credit Agreement and has granted a mortgage lien on its interstate pipeline and related assets (the “KPC Pipeline”) to secure such indebtedness contemporaneously with the effective date of the amendment, with the lien on the equity of KPC and the KPC Pipeline being released upon any sale of KPC or the KPC Pipeline and the application of the net available cash proceeds from the sale to reduce outstanding borrowings under the Credit Agreement (which will reduce the borrowing base on a dollar-for-dollar basis unless the total outstandings and the borrowing base are equal to or less than the Target Amount); and KPC will not be permitted to incur any debt (other than normal trade debt) or to grant other liens on its assets;

•

the Company’s subsidiary Constellation Energy Partners Management, LLC is pledging 100% of its equity ownership interest in Constellation Energy Partners LLC (the “Constellation Equity”) to secure indebtedness under the Credit Agreement, and may dispose of such interest upon a mandatory prepayment of net available cash proceeds from the disposition to reduce outstanding borrowings under the Credit Agreement (which will not reduce the borrowing base or the Target Amount);

•

if the Company does not have a signed purchase agreement for the sale of KPC or the KPC Pipeline by a specified date, the Borrowers will be required to obtain additional equity funding from White Deer Energy L.P. and its affiliates of $7.5 million, the proceeds of which will be used to repay outstanding borrowings under the Credit Agreement (which will reduce the borrowing base on a dollar-for-dollar basis);

•

upon a disposition of the producing Appalachia shale gas properties, the Borrowers will be required to make a prepayment of net available cash proceeds from the disposition to reduce outstanding borrowings under the Credit Agreement, and the borrowing base and the Target Amount will be reduced by the borrowing base value of the Appalachia assets based upon the most recently delivered reserve report (which borrowing base value, on the amendment effective date, is $10 million);

•

upon a material disposition (defined in the amendment to mean a disposition that yields gross proceeds of $1 million or more) of other collateral, an amount equal to the borrowing base value of such collateral will be prepaid on the outstanding borrowings, and if the material disposition involves borrowing base oil and gas properties (other than the Appalachia assets), the borrowing base and the Target Amount will be reduced by the borrowing base value of the collateral so disposed; and

•

if at the time of the borrowing base redetermination scheduled for October 31, 2012, there is no borrowing base deficiency, the Borrowers will be entitled to a release of the Agent’s liens on the KPC equity, the KPC Pipeline and the Constellation Equity for no consideration and any such release will not reduce the borrowing base.

Item 8.01 Other Events.

On May 15, 2012, the Company filed a certificate of amendment to its restated certificate of incorporation to increase the amount of its authorized common stock, par value $0.01 per share, from 40 million shares to 100 million shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POSTROCK ENERGY CORPORATION

By:	/s/ David J. Klvac
David J. Klvac Executive Vice President, Chief Financial Officer and Chief Accounting Officer

Date: June 1, 2012